Exhibit 9 (iii)


                              AMENDED AND RESTATED
                                 EXHIBIT TO THE
                            SHAREHOLDER SERVICE PLAN

                                  MENTOR FUNDS

                             Mentor Growth Portfolio
                         Mentor Capital Growth Portfolio
                            Mentor Balanced Portfolio
                       Mentor Income and Growth Portfolio
                        Mentor Perpetual Global Portfolio
                          Mentor High Income Portfolio
                         Mentor Quality Income Portfolio
                        Mentor Municipal Income Portfolio
                     Mentor Short-Duration Income Portfolio
              Mentor Perpetual Global Emerging Companies Portfolio
                           Mentor High Yield Portfolio

This Plan is adopted by Mentor Funds (the "Trust") (formerly Cambridge Series Trust) with respect to the Portfolios of the Trust, and with respect to the class A and B of shares of such Portfolios, set forth above.

In compensation for services provided pursuant to this Plan, Administrators will be paid a monthly fee computed at the annual rate not to exceed 0.25 of 1% of the average aggregate net asset value of the shares of all participating classes or Portfolios, as the case may be, held during each month.

WITNESS the due execution hereof this 10th day of February 1999.



                                                     MENTOR FUNDS


                                                     By:__________________
                                                           President



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